- #PageNum# -

Exhibit 99.1

                 CONTACTS:
Investor Relations
(718)709-2202                     ir@jetblue.com

Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com

JETBLUE ANNOUNCES SECOND QUARTER RESULTS

NEW YORK (July 25, 2012) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the second quarter 2012:

•	Operating income for the quarter was $130 million, resulting in a 10.2% operating margin, compared to operating income of $86 million and a 7.5% operating margin in the second quarter of 2011.

•	Pre-tax income of $86 million in the second quarter. This compares to pre-tax income of $43 million in the second quarter of 2011.

•	Net income for the second quarter was $52 million, or $0.16 per diluted share. This compares to JetBlue’s second quarter 2011 net income of $25 million, or $0.08 per diluted share.

“Thanks to the hard work of our outstanding crewmembers, we reported our ninth consecutive quarter of profitability and our highest ever second quarter profit,” said Dave Barger, JetBlue’s President and Chief Executive Officer. “Our focused growth strategy in Boston and the Caribbean & Latin America is clearly paying off as we generated record revenues and improved operating margins.”

Operational Performance

JetBlue reported record second quarter operating revenues of $1.3 billion, an increase of 11.0% versus last year. Revenue passenger miles for the second quarter increased 10.5% to 8.50 billion on a capacity increase of 5.5%, resulting in a second quarter load factor of 85.3%, an increase of 3.8 points year over year.

Yield per passenger mile in the second quarter was 13.78 cents, up 1.3% compared to the second quarter of 2011. Passenger revenue per available seat mile (PRASM) for the second quarter 2012 increased 6.1% year over year to 11.76 cents and operating revenue per available seat mile (RASM) increased 5.2% year over year to 12.82 cents.

“Our strong second quarter unit revenue results reflect our continued success in attracting both leisure and higher yielding business traffic while growing our network,” said Robin Hayes, JetBlue’s Chief Commercial Officer. “These results would not have been possible without our focus on delivering excellent customer service to our customers every day.”

- #PageNum# -

Operating expenses for the quarter increased 7.7%, or $82 million, over the prior year period. JetBlue’s operating expense per available seat mile (CASM) for the second quarter increased 2.1% year-over-year to 11.51 cents.

Excluding fuel, CASM increased 5.6% to 6.99 cents, driven primarily by higher maintenance expense due to the aging of JetBlue’s fleet. JetBlue has taken several actions designed to better manage maintenance expense, including the sale and replacement of six older spare engines during the second quarter, which favorably impacts ongoing repair rates. JetBlue also sold two EMBRAER 190 aircraft that it had previously leased to a third party. JetBlue recorded approximately $10 million in gains in other operating expenses during the quarter related to the sales of these assets.

Fuel Expense and Hedging

JetBlue continued to hedge fuel to manage price volatility. Specifically, JetBlue hedged approximately 27% of its fuel consumption during the second quarter, resulting in a realized fuel price of $3.22 per gallon, a 3% decrease over second quarter 2011 realized fuel price of $3.31. JetBlue’s fuel expense reflects $1 million in losses on fuel hedges that settled during the second quarter. In addition, JetBlue recorded $4 million in mark-to-market fuel hedge accounting losses during the quarter, which is included in non-operating income/expenses.

JetBlue has hedged approximately 27% of its third quarter projected fuel requirements and 27% of its fourth quarter projected fuel requirements using a combination of collars, crude call options, and jet fuel swaps. Based on the fuel curve as of July 20th, JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $3.13 in the third quarter and $3.18 for the full year 2012.

Balance Sheet Update
JetBlue ended the second quarter with approximately $1.2 billion in unrestricted cash and short term investments. In addition, JetBlue announced it has obtained a new line of credit for up to $100 million with Morgan Stanley, which is secured by a portion of its short-term investments.
During the quarter, JetBlue made approximately $220 million in debt payments, including approximately $170 million of prepayments. JetBlue recorded a $2 million gain in non-operating income during the quarter in connection with these prepayments.
“We maintained a strong cash position and further strengthened our balance sheet by prepaying higher priced debt and reducing our overall debt balance,” said Mark Powers, JetBlue’s Chief Financial Officer. “We believe these actions, among others we are taking this year, will be accretive to earnings and improve our return on invested capital.”
Third Quarter and Full Year Outlook
For the third quarter of 2012, CASM is expected to increase between 1.0% and 3.0% over the year-ago period. Excluding fuel, CASM in the third quarter is expected to increase between 4.5% and 6.5% year over year. JetBlue expects most of this year over year increase to be driven by maintenance expense and profit sharing expense.

CASM for the full year is expected to increase between 1.0% and 3.0% over full year 2011. Excluding fuel, CASM in 2012 is expected to increase between 2.5% and 4.5% year over year.

- #PageNum# -

Capacity is expected to increase between 7.0% and 9.0% in the third quarter and to increase between 6.5% and 8.5% for the full year.

JetBlue will conduct a conference call to discuss its quarterly earnings today, July 25, at 9:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at
http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline(TM) with other focus cities in Boston, Fort Lauderdale, Los Angeles, San Juan, and Orlando. Known for its award-winning service and free in-flight entertainment as much as its low fares, JetBlue offers the most legroom in coach of any U.S. airline (based on average fleet-wide seat pitch) as well as super-spacious Even More Space seats. JetBlue is also America's first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue's control. Visit www.jetblue.com/promise for details. JetBlue serves 71 cities with 800 daily flights and plans to launch service to Providence, Rhode Island in November. JetBlue also plans to launch service to Cartagena, Colombia, Grand Cayman, and Samana, Dominican Republic later this year, subject to receipt of government approval. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information call +1 800-538-2583 (TTY/TDD +1 800-336-5530) or visit www.jetblue.com.
Forward Looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases and volatility in fuel prices, increases in maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; a negative impact on the JetBlue brand; the long term nature of our fleet order book;  changes in or additional government rules, regulations or laws; changes in our industry due to other airlines' financial condition; the impact on our growth because of economic difficulties in Europe through a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2011 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

- #PageNum# -

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
	2012	2011	Change		2012	2011	Change

OPERATING REVENUES
Passenger	$1,171	$1,046	11.9		$2,267	$1,952	16.1
Other	106	105	1.4		213	211	1.1
Total operating revenues	1,277	1,151	11.0		2,480	2,163	14.7

OPERATING EXPENSES
Aircraft fuel and related taxes	450	439	2.4		883	792	11.5
Salaries, wages and benefits	265	235	12.8		520	470	10.6
Landing fees and other rents	72	63	13.7		138	120	15.1
Depreciation and amortization	63	58	8.1		124	114	8.5
Aircraft rent	33	36	(6.4)		66	70	(4.1)
Sales and marketing	54	51	5.7		101	96	4.6
Maintenance materials and repairs	85	54	58.7		173	106	63.1
Other operating expenses	125	129	(3.2)		256	264	(3.0)
Total operating expenses	1,147	1,065	7.7		2,261	2,032	11.3

OPERATING INCOME	130	86	51.0		219	131	66.8

Operating margin	10.2%	7.5%	2.7	pts.	8.8%	6.1%	2.7	pts.

OTHER INCOME (EXPENSE)
Interest expense	(44)	(44)	(0.5)		(89)	(88)	0.6
Capitalized interest	2	1	70.4		4	2	56.9
Interest income and other	(2)	—	—		1	4	(73.4)
Total other income (expense)	(44)	(43)	2.8		(84)	(82)	2.4

INCOME BEFORE INCOME TAXES	86	43			135	49

Pre-tax margin	6.7%	3.8%	2.9	pts.	5.4%	2.3%	3.1	pts.

Income tax expense	34	18			53	21

NET INCOME	$52	$25			$82	$28

EARNINGS PER COMMON SHARE:

Basic	$0.19	$0.09			$0.29	$0.10

- #PageNum# -

Diluted	$0.16	$0.08	$0.25	$0.10

Weighted average shares outstanding (thousands):
Basic	282,494	278,459	281,850	277,863

Diluted	343,786	348,859	343,305	307,229

- #PageNum# -

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended				Six Months Ended
	June 30,		Percent		June 30,		Percent
	2012	2011	Change		2012	2011	Change

Revenue passengers (thousands)	7,338	6,622	10.8		14,191	12,661	12.1
Revenue passenger miles (millions)	8,497	7,692	10.5		16,405	14,616	12.2
Available seat miles (ASMs) (millions)	9,961	9,441	5.5		19,497	17,952	8.6
Load factor	85.3%	81.5%	3.8	pts.	84.1%	81.4%	2.7	pts.
Aircraft utilization (hours per day)	11.8	11.9	(0.9)		11.7	11.6	1.2

Average fare	$159.58	$158.01	1.0		$159.75	$154.20	3.6
Yield per passenger mile (cents)	13.78	13.60	1.3		13.82	13.36	3.5
Passenger revenue per ASM (cents)	11.76	11.08	6.1		11.63	10.88	6.9
Operating revenue per ASM (cents)	12.82	12.19	5.2		12.72	12.05	5.6
Operating expense per ASM (cents)	11.51	11.28	2.1		11.60	11.32	2.5
Operating expense per ASM, excluding fuel (cents)	6.99	6.62	5.6		7.07	6.91	2.4
Airline operating expense per ASM (cents) (a)	11.35	11.10	2.2		11.47	11.14	3.0

Departures	66,067	61,632	7.2		129,613	118,338	9.5
Average stage length (miles)	1,081	1,091	(0.9)		1,079	1,083	(0.4)
Average number of operating aircraft during period	172.4	164.6	4.8		171.4	163.0	5.1
Average fuel cost per gallon	$3.22	$3.31	(2.8)		$3.23	$3.14	3.1
Fuel gallons consumed (millions)	140	133	5.4		273	253	8.2
Full-time equivalent employees at period end (a)					12,308	11,609	6.0

(a) Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

		June 30,	December 31,
		2012	2011

Cash and cash equivalents		$652	$673
Total investment securities		560	591
Total assets		7,132	7,071
Total debt		2,893	3,136
Stockholders' equity		1,841	1,757

SOURCE: JetBlue Airways Corporation

- #PageNum# -